Exhibit 19

FORD MOTOR COMPANY INSIDER TRADING POLICY
(As of October 9, 2024)

We do not trade in securities whenever we are aware of material, nonpublic information that we learn through our position at the Company.

Policy Statement

It is the policy of Ford Motor Company and its affiliates to comply with all applicable securities laws and regulations. Ford has important responsibilities to establish controls to ensure compliance with such laws and regulations. It must take steps to ensure that material, nonpublic information about its and its affiliates’ business is kept confidential. When the appropriate time comes to release material information to the public, Ford must release such information in a responsible and lawful manner.

Ford must also establish controls to prevent trading on “inside” or material, nonpublic information. It is essential that directors, officers, and employees understand their roles in ensuring that Ford meets these responsibilities by observing The Ford Motor Company Insider Trading Policy.

Definitions
Ford or the Company

Ford or the Company means Ford Motor Company and its affiliates. Throughout this Policy, references to securities of Ford or the Company refer to any securities issued by Ford or its affiliates.

Officer

Officer means an officer of Ford as designated by the Board of Directors.

Hedging

Hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Ford common stock.

Trading Blackout Period

A Trading Blackout Period is a period of time during which directors, officers, and certain employees are prohibited from trading in securities issued by Ford, unless special permission is granted by the Office of the General Counsel.

Trading Blackout Periods are specified by the chief executive officer, the chief financial officer, or the general counsel and occur quarterly and at other times as the chief executive officer, the chief financial officer, or the general counsel deem appropriate.

Trading Blackout Period Participants

Trading Blackout Period Participants are (1) directors of Ford, (2) executive officers who have been designated by the Board of Directors as being subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 (together with the directors of Ford, the “Section 16 Reporting Persons”), (3) employees at or above Leadership Level 1, and (4) all other persons falling within the categories set forth in Appendix D.

Insider Trading

Insider trading is buying or selling securities “on the basis of” material, nonpublic information about Ford by anyone who has a fiduciary or other relationship of trust and confidence with the Company, such as a director, officer, or employee, or an outside advisor, friend, or family member who has been “tipped” by the director, officer or employee. Buying or selling securities “on the basis of” material, nonpublic information means that the person or entity buying or selling securities is aware of the information at the time of purchase or sale.

Material, Nonpublic Information

Information is material if there is a substantial likelihood that, considering the surrounding facts and circumstances, a reasonable investor would consider that information important to an investment decision.

Information is deemed to be nonpublic until it has been disseminated by a method that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public, usually by means of a press release, Form 8-K, 10-Q, or 10-K filed with the Securities and Exchange Commission (“SEC”), or any other Regulation FD compliant method, and that information has been absorbed by the public.

Policy

Policy means The Ford Motor Company Insider Trading Policy.

Rule 10b5-1 Trading Plan

A Trading Plan is a preset contract, instruction, or a written plan regarding the purchase or sale of securities pursuant to the requirement of the SEC’s Rule 10b5-1(c).

General Policy
Prohibition on Trading in Ford Securities on the Basis of Material, Nonpublic Information

Ford’s directors, officers, and employees are prohibited from trading in securities of the Company or its affiliates on the basis of material, nonpublic information about Ford. Directors,

officers, and employees of Ford are also prohibited from assisting others, including “tipping,” to trade in Ford securities on the basis of material, nonpublic information. The prohibition against insider trading also applies to the following:

•directors, officers and all other domestic and international employees of the Company and its affiliates, and other people who gain access to Company inside information, including contractors and consultants;
•the spouses, domestic partners, minor children (even if financially independent) of such directors, officers or employees;
•anyone to whom Company directors, officers or employees provide significant financial support; and
•any entity or account over which the directors, officers, employees, or the people listed in the foregoing bullets, have or share the power, directly or indirectly, to make investment decisions (whether or not they have a financial interest in the entity or account) and those entities or accounts established or maintained by them with their consent or knowledge and in which they have a direct or indirect financial interest.

Ford may repurchase its own previously issued securities in accordance with the redemption terms of such securities and may issue or repurchase its own securities in compliance with all relevant securities laws, consistent with advice of counsel. The Global Trading Department maintains procedures related to the issuance and repurchase of shares consistent with this policy.

This prohibition and the other provisions of this policy do not apply to your election to satisfy tax-withholding requirements on such vested RSUs by having a number of shares withheld.

Prohibition on Trading in Securities of Other Companies on the Basis of Material, Nonpublic Information

Ford directors, officers, and employees who, in the course of their work, learn of material, nonpublic information about another company are prohibited from trading in the securities of such other company. Such individuals are required to maintain the confidentiality of material, nonpublic information until it has been broadly disseminated to the public or until the information is no longer material.

Safeguarding Material, Nonpublic Information
Confidentiality

All directors, officers, and employees of Ford are required to maintain the confidentiality of material, nonpublic information about the Company until such information has been broadly disseminated to the public or until the information is no longer material.

Such individuals are also personally responsible for ensuring that members of their immediate families and households maintain the confidentiality of any material, nonpublic information they may gain from you, and do not trade on the basis of such information.

Hedging by Officers and Directors

Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an officer to continue to own Ford common stock, but without the full risks and rewards of ownership. When that occurs, the officer may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, Officers are prohibited from engaging in hedging their exposure to directly or indirectly owned Ford common stock, whether obtained through compensation, open-market purchases, or otherwise. Any hedges of Ford common stock in existence at the time a person becomes an officer of Ford are grandfathered, but are prohibited from being renewed or extended.

Directors are prohibited from engaging in hedging with respect to shares received under any Stock Plan for Non-Employee Directors in effect.

Pledging by Officers and Directors

Pledges of Ford common stock by an Officer can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Ford common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Ford common stock is sold pursuant to a defaulted obligation. Consequently, officers are prohibited from engaging in pledging directly or indirectly owned Ford common stock to secure obligations of a brokerage margin account as described above. Officers may pledge shares of Ford common stock other than in brokerage margin accounts as long as the following conditions are met: (i) only shares that exceed applicable stock ownership guidelines may be pledged and (ii) any such pledge receives the prior approval of the Chief Executive Officer and Office of the General Counsel. Any pledges of Ford common stock in existence at the time a person becomes an officer are grandfathered, but are prohibited from being renewed or extended, unless such renewal or extension complies with this policy.

Directors are prohibited from pledging any shares received under any Stock Plan for Non-Employee Directors in effect.

Prohibition on Trading During Trading Blackout Periods

Trading Blackout Period Participants are prohibited from trading in Ford securities during Trading Blackout Periods unless they have obtained special permission from the Chief Executive Officer and the Office of the General Counsel.

Preclearance of Trades by Trading Blackout Participants

In addition to the restrictions set out above, Trading Blackout Period Participants are required to preclear transactions in the securities of Ford and its affiliates with the Office of the General Counsel. Additionally, all Section 16 Officers are required to preclear sales of Ford common stock with the Chief Executive Officer. Appendix B includes the current pre-clearance request form that can be used for this purpose. Any approval will expire two business days after it is granted.

Rule 10b5-1 Trading Plans

A purchase or sale of a security made pursuant to a trading plan adopted in accordance with the SEC’s Rule 10b5-1(c) shall not be deemed a violation of this Policy even if such trade takes place during a Trading Blackout Period or while the person or entity making such trade was aware of material, nonpublic information so long as such trading plan was adopted prior to the Trading Blackout Period and at a time when such person or entity was not aware of material, nonpublic information. Section 16 Reporting Persons are required to pre-clear their trading plans with the Office of the General Counsel and the Chief Executive Officer. Additionally, Section 16 Reporting Persons are required to notify the Office of the General Counsel of any modification or termination of their trading plans.

Ford is required to disclose the adoption, modification, and termination of Rule 10b5-1 Trading Plans and certain other pre-set trading arrangements by Section 16 Reporting Persons in its quarterly SEC reporting on Form 10-K and 10-Q.

General Provisions
Consequences of Violating the Policy

In addition to the serious sanctions imposed by law or regulation, employee violations of this Policy are grounds for disciplinary action, up to and including immediate termination of employment.

Approval and Implementation of the Policy

Ford Motor Company’s Nominating and Governance Committee is responsible for reviewing this Policy at least annually and approving any changes.

Ford Motor Company’s General Counsel is authorized to interpret this Policy and to publish materials that elaborate on its provisions, including without limitation amendments and additions to the appendices, and to delegate such authority to individuals within the Office of the General Counsel.